PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-263910

533,058,710 COMMON SHARES
5,000,000 WARRANTS

This prospectus relates to the issuance by Paysafe Limited of up to an aggregate of 48,900,725 Company Common Shares that may be issued upon the exercise of 48,900,725 Public Warrants originally issued in connection with the initial public offering of FTAC. This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus, including their donees, pledgees, transferees or their successors, of up to: (i) 484,157,985 Company Common Shares (which includes up to 5,000,000 Company Common Shares issuable upon the exercise the Private Warrants and up to 20,893,780 Company Common Shares that may be issued upon exercise of the exchange privilege attached to certain LLC Units) and (ii) 5,000,000 Company Warrants.

The Company will not receive any proceeds from the sale of the securities by the selling securityholders, except with respect to amounts received by the Company upon exercise of the Company Warrants to the extent such Company Warrants are exercised for cash. However, the Company will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus. The selling securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

Our Company Common Shares and Company Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “PSFE” and “PSFE.WS,” respectively. The last reported sale price of our Company Common Shares and Company Warrants on April 21, 2022 was $2.98 per share and $0.45 per warrant.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or prospectus supplements carefully before you make your investment decision.

The registration of the securities covered by this prospectus does not mean that either we or the selling securityholders will issue, offer or sell, as applicable, any of the securities. The selling securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell the shares under “Plan of Distribution.”

Investing in the Company’s securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus and the other information included in and incorporated by reference in this prospectus and the applicable prospectus supplement.

None of the SEC, any state securities commission or any other regulatory body including (without limitation) the Bermuda Monetary Authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED April 22, 2022

About This Prospectus

Any amendment or supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such amendment or supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. See “Where You Can Find More Information.”

Neither we nor the selling securityholders have authorized any other person to provide you with information different from that contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. Neither we nor the selling securityholders take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates. This prospectus contains summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where You Can Find More Information.”

Neither we nor the selling securityholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Except as otherwise set forth in this prospectus, neither we nor the selling securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the selling securityholders may, from time to time, issue, offer and sell, as applicable, the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to 48,900,725 Company Common Shares that may be issued upon the exercise of 48,900,725 Public Warrants. The selling securityholders may also use the shelf registration statement to sell up to: (i) 484,157,985 Company Common Shares (which includes up to 5,000,000 Company Common Shares issuable upon the exercise of the Private Warrants and up to 20,893,780 Company Common Shares that may be issued upon exercise of the exchange privilege attached to certain LLC Units) and (ii) 5,000,000 Company Warrants from time to time through any means described under “Plan of Distribution.” More specific terms of any securities that the selling securityholders offer and sell may be provided in a prospectus supplement that describes, among others, the specific amounts and prices of the Company Common Shares and/or Company Warrants being offered and the terms of the offering.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade name or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Certain amounts that appear in this prospectus may not sum due to rounding.

i

Incorporation of Certain Documents by Reference

The SEC allows us to incorporate by reference in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information filed subsequently with the SEC will automatically update and supersede it. Therefore, before you decide to invest in a particular offering under this shelf registration statement, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference in this prospectus the following information:

•
our Annual Report on Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on March 28, 2022;
•
the description of the securities contained in our registration statement on Form 8-A filed on March 30, 2021 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description;
•
any future filings on Form 20-F made with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, after date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;
•
our current report on Form 6-K filed on April 7, 2022; and
•
any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, the accompanying prospectus supplement, if applicable, or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, constitute a part of this prospectus.

You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of those documents.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus, at no cost, upon written or oral request made to Cogency Global Inc. 122 E 42nd Street, 18th Floor, New York NY, Tel. +1 (800) 221-0102; Attention: Corporate Secretary.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov and at our website at www.paysafe.com. We do not incorporate the information contained on, or accessible through, the Company’s websites into this prospectus, and you should not consider it as a part of this prospectus.

ii

Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this prospectus (including information incorporated by reference herein) contain or may contain forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve significant risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements include information about our possible or assumed future results of operations or our performance. Words such as “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and variations of such words and similar expressions (or the negative version of such words or expressions) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The risk factors and cautionary language referred to or incorporated by reference in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in our forward-looking statements, including among other things, the items identified in the section entitled “Risk Factors” of this prospectus.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

iii

Prospectus Summary

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in the Company’s securities. Before making an investment decision, you should read this entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes thereto, and the other documents to which this prospectus refers. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.

Paysafe

Paysafe is a leading, global pioneer in digital commerce with over $122 billion in volume processed in 2021 and $101 billion processed in 2020, generating $1.5 billion and $1.4 billion in revenue in 2021 and 2020, respectively. Our specialized, integrated payments platform offers the full spectrum of payment solutions ranging from credit and debit card processing to digital wallet, eCash and real-time banking solutions. The combination of this breadth of solutions, our sophisticated risk management and our deep regulatory expertise and deep industry knowledge across specialized verticals enables us to empower 14 million active users in more than 120 countries and over 250,000 small and medium-sized businesses (“SMBs”) to conduct secure and friction-less commerce across online, mobile, in-app and in-store channels. We also provide digital commerce solutions for specialized industry verticals, including iGaming (which encompasses a broad selection of online betting related to sports, e-sports, fantasy sports, poker and other casino games), gaming, digital goods, cryptocurrencies, travel and financial services, as well as US Acquiring solutions for SMBs and direct marketing clients. Digital commerce represented approximately $837 million, or 56%, of our revenue and US Acquiring represented approximately $650 million, or 44%, of our revenue for the year ended December 31, 2021.

Summary Risk Factors

An investment in our shares involves substantial risks and uncertainties that may adversely affect our business, financial condition and results of operations and cash flows. Some of the more significant challenges and risks relating to an investment in our company include, among other things, the following:

•
The ongoing COVID-19 pandemic, including the resulting global economic uncertainty and measures taken in response to the pandemic, could materially impact our business and future results of operations and financial condition.
•
Cyberattacks and security vulnerabilities could result in loss of customer and merchant funds and personal data, including financial data, as well as serious harm to our reputation, business, and financial condition.
•
Our success depends on our relationships with banks, payment card networks, issuers and financial institutions.
•
We generate a significant portion of our revenue by processing online payments for merchants and customers engaged in the online gambling and foreign exchange trading sectors.
•
We may become an unwitting party to fraud or be deemed to be handling proceeds of crimes being committed by customers.
•
We are vulnerable to the effects of chargebacks, merchant insolvency and consumer deposit settlement risk.
•
Our revenues from the sale of services to merchants that accept Visa cards and Mastercard cards are dependent on our continued financial institution sponsorship.
•
We may fail to hold, safeguard or account accurately for merchant or customer funds.
•
Our business and products are dependent on the availability, integrity and security of internal and external IT transaction processing systems and services.

•
We rely on third parties in many aspects of our business, which creates additional operational risk.
•
Our efforts to expand our product portfolio and market research may not succeed, and if we fail to manage our growth effectively, our business could be materially harmed.
•
Our business depends on a strong and trusted brand, and any failure to maintain, protect and enhance our brand could materially harm our business.
•
We face substantial and increasingly intense competition worldwide in the global payments industry.
•
If we cannot keep pace with rapid technological developments to provide new and innovative products and services, the use of our products and services and, consequently, our revenues could decline.
•
Our focus on specialized industry verticals can increase our risks relative to other companies in our industry.
•
We must comply with money laundering regulations in Bermuda, the UK, Ireland, Switzerland, the United States, Canada and elsewhere, and any failure to do so could result in severe financial and legal penalties.
•
Our business is subject to extensive regulation and oversight in a variety of areas, all of which are subject to change and uncertain interpretation, including in such a way as to criminalize certain of our activities.
•
We are subject to financial services regulatory risks.
•
We are required to comply with payment card network operating rules.
•
We are subject to current and proposed regulations addressing both consumer and business privacy and data use, which could adversely affect our business, financial condition and results of operations.
•
If we are unable to develop and maintain effective internal controls over financial reporting, we may not be able to produce timely and accurate financial statements, which could have a material adverse effect on our business.
•
Catastrophic events or geopolitical conditions, including those related to climate change and increased focus on sustainability issues, may adversely affect our business and financial results and damage our reputation.
•
As a foreign private issuer and also as a “controlled company”, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of the common shares.
•
Our Principal Shareholders control us and their interests may conflict with ours or yours in the future.

Corporate Information

Paysafe Limited was incorporated under the laws of Bermuda on November 23, 2020 for the purpose of effectuating the Business Combination described herein and became the parent company of the combined business in connection with the Business Combination, which was consummated on March 30, 2021.

The mailing address of Paysafe Limited’s registered office is c/o M Q Services Ltd., Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The principal executive office is located at 25 Canada Square, 27th Floor, London, United Kingdom E14 5LQ and its telephone number is +44 (0) 207 608 8460. The Company’s principal website address is www.paysafe.com. We do not incorporate the information contained on, or accessible through, the Company’s websites into this prospectus, and you should not consider it as a part of this prospectus. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC’s website is www.sec.gov.

SUMMARY TERMS OF THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of the Company Common Shares and Company Warrants.

Company Common Shares being offered by us	48,900,725 Company Common Shares that may be issued upon the exercise of 48,900,725 Public Warrants
Company Common Shares being registered for resale by the selling securityholders named in this prospectus

484,157,985 Company Common Shares, which includes up to 5,000,000 Company Common Shares issuable upon the exercise of the Private Warrants and up to 20,893,780 Company Common Shares that may be issued upon exercise of the exchange privilege attached to certain LLC Units

Company Warrants being registered for resale by the selling securityholders named in this prospectus	5,000,000 Company Warrants
Company Common Shares outstanding on a fully diluted basis assuming the exercise of all outstanding Company Warrants and the exchange of the LLC Units	799,925,226 Company Common Shares (as of April 14, 2022)
Dividend policy

We currently expect to retain all future earnings for use in the operation and expansion of our business and do not plan to pay any dividends on our Company Common Shares in the near future. The declaration and payment of any dividends in the future will be determined by our board of directors (the “Company Board”) in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, applicable law and contractual restrictions. See “Dividend Policy.”

Use of proceeds

The selling securityholders will receive all of the proceeds from the sale of any Company Common Shares or Company Warrants sold by them pursuant to this prospectus. We will not receive any proceeds from these sales.

However, we will receive up to an aggregate of approximately $57,500,000 from the exercise of the Company Warrants being registered for resale in this registration statement, assuming the exercise in full of all such Company Warrants for cash. Except as otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the exercise of the Company Warrants for general corporate purposes, which may include, but is not limited to, funding for working capital and investments in organic and inorganic growth. See “Use of Proceeds.”

Market for our securities	Our Company Common Shares and the Company Warrants are listed on the NYSE under the symbols “PSFE” and “PSFE.WS,” respectively.
Risk factors	Investing in our securities involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in the Company.

Risk Factors

An investment in the Company’s securities carries a significant degree of risk. Before you decide to purchase the Company’s securities, you should carefully consider all risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus, including the factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 20-F or any updates in our current reports on Form 6-K, which may be amended, supplemented or superseded from time to time by the other reports we file with the SEC in the future or by information in the applicable prospectus supplement. See “Incorporation of Certain Documents by Reference”. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of the Company. You should carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The risk factors should be read in conjunction with our financial statements and notes to the financial statements incorporated by reference herein. If any of these risks actually occur, our business, financial condition, results of operations or prospects could be materially affected. As a result, the trading price of the Company’s securities could decline and you could lose part or all of your investment.

Use Of Proceeds

All of the Company Common Shares or Company Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $57,500,000 from the exercise of the Company Warrants being registered for resale in this registration statement, assuming the exercise in full of all such Company Warrants for cash. Except as otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the exercise of the Company Warrants for general corporate purposes, which may include, but is not limited to, funding for working capital and investments in organic and inorganic growth. To the extent that the Company Warrants are exercised on a “cashless basis,” the amount of proceeds we would receive will decrease. We will have broad discretion over the use of proceeds from the exercise of the Company Warrants. There is no assurance that the holders of the Company Warrants will elect to exercise any or all of such Warrants.

We will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus. The net proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

Dividend Policy

We have no current plans to pay cash dividends. The declaration, amount and payment of any future dividends on our Company Common Shares will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our shareholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by our credit facilities and may be limited by covenants of other indebtedness we or our subsidiaries incur in the future. As a result, you may not receive any return on an investment in our Company Common Shares unless you sell your Company Common Shares for a price greater than that which you paid for it.

Description of Securities

The following is a description of material terms of, and is qualified in its entirety by, the Company Charter and the Company Bye-laws. In this section,” “we,” “us,” “our,” the “Company” and “our company” refer to Paysafe Limited and not to any of its subsidiaries.

We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 56074. We were incorporated on November 23, 2020 under the name Paysafe Limited. Our registered office is located at Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. Our agent for service of process in the United States is Cogency Global Inc.

Our objects are unrestricted, and we have the capacity of a natural person. We can therefore undertake activities without restriction on our capacity.

Our authorized share capital is 20,000,000,000 common shares, par value $0.001 per share and 2,000,000,000 undesignated shares, par value $0.001 per share. As of April 14, 2022, there are 725 million Company Common Shares issued and outstanding, and no preference shares outstanding. All of our issued and outstanding common shares have been issued fully paid. Unless the Company Board determines otherwise, we will issue all of our share capital in uncertificated form.

Pursuant to the Company Bye-laws, subject to the requirements of the NYSE and subject to any resolution of the shareholders to the contrary, the Company Board is authorized to issue any of our authorized but unissued shares on such terms as the Company Board determines. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Company Common Shares

Under Bermuda law and the Company Bye-laws, the Company Board is authorized to issue any of our authorized but unissued shares without shareholder approval on such terms as the Company Board determines. The holders of Company Common Shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of Company Common Shares are entitled to one vote per share on all matters submitted to a vote of holders of Company Common Shares. Unless a different vote is required by Bermuda law or by the Company Bye-laws, resolutions to be approved by holders of voting shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Holders of Company Common Shares will vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors. The Company Charter and the Company Bye-laws do not authorize cumulative voting and directors are elected by plurality of votes.

Any individual who is a shareholder of the Company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. The Company Bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in such form as the Company Board may determine.

In the event of our liquidation, dissolution or winding up, the holders of Company Common Shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Under Bermuda law and the Company Bye-laws, the Company Board is authorized to issue preference shares in one or more series without shareholder approval. The Company Board has the discretion under the Company Bye-laws to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of our authorized but unissued undesignated shares, and the Company Board may issue those shares in series of preference shares, without any further shareholder approval. The rights with respect to a series of preference shares may be greater than the rights attached to our Company Common Shares. It is not possible to state the actual effect of the issuance of any preference shares on the rights of holders of our Company Common Shares until the Company Board determines the specific rights attached to those preference shares. The effect of issuing preference shares could include, among other things, one or more of the following:

•
restricting dividends in respect of our Company Common Shares;
•
diluting the voting power of our Company Common Shares or providing that holders of preference shares have the right to vote on matters as a class;
•
impairing the liquidation rights of our Company Common Shares; or
•
delaying or preventing a change of control of us.

There are no preference shares outstanding, and we have no present plans to designate the rights of or to issue any preference shares.

Dividend Rights

Under Bermuda law and the Company Bye-laws, the Company Board has discretion as to the payment of dividends on our Company Common Shares, including the amount (if any), payment date and whether paid in cash or satisfied by our shares or other assets, without shareholder approval. Under Bermuda law, we may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of our assets would as a result be less than our liabilities. Under the Company Bye-laws, each Company Common Share is entitled to dividends if, as and when dividends are declared by the Company Board, subject to any preferred dividend right of the holders of any preference shares. If we are permitted under Bermuda law to pay dividends, there are no restrictions on our ability to pay dividends in U.S. dollars or to U.S. residents who are holders of our shares.

As disclosed in this prospectus under “Dividend Policy,” we have no current plans to pay dividends on our Company Common Shares and no obligation under Bermuda law or the Company Bye-laws to do so. Any decision to declare and pay dividends in the future will be made at the sole discretion of the Company Board and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Company Board may deem relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries. In addition, our ability to pay dividends will be limited by covenants in our existing indebtedness and may be limited by the agreements governing any indebtedness we or our subsidiaries may incur in the future. For additional information see the information under the heading “Description of Certain Indebtedness” in our most recent Annual Report on Form 20-F, which is incorporated by reference into this prospectus.

Any cash dividends payable to holders of our Company Common Shares listed on the NYSE will be paid to Continental Stock Transfer & Trust Company, our transfer agent in the United States, for disbursement to those holders.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of a majority of the issued shares of that class or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing a majority of the issued shares of the relevant class is present in person or by proxy. The Company Bye-laws specify that the creation or issue of shares ranking equally with existing shares or the purchase or redemption by us of our shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Transfer of Shares

The Company Board may, in its absolute discretion and without assigning any reason, refuse to register the transfer of a share that it is not fully paid (but we do not currently have, or intend to issue, any shares which are not fully-paid). The Company Board may also refuse to recognize any required instrument of transfer of a share unless it is accompanied by the relevant share certificate (if issued), such other evidence of the transferor’s right to make the transfer as the Company Board shall reasonably require, and unless the Company Board is satisfied that all applicable consents, authorizations, permissions or approvals are in place and that the transfer would not violate any agreement to which the Company or the transferor is subject.

When our shares are listed or admitted to trading on an appointed stock exchange (which includes the NYSE), they will be transferred in accordance with the rules and regulations of such exchange.

If at any time our shares cease to be listed or admitted to trading on an appointed stock exchange, which includes the NYSE, the permission of the Bermuda Monetary Authority is required, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all transfers of shares (which includes our Company Common Shares) of Bermuda companies to or from a non-resident of Bermuda for exchange control purposes, other than in cases where the Bermuda Monetary Authority has granted a general permission. Subject to the restrictions mentioned above, a holder of common shares may transfer the title to all or any of such holder’s common shares by completing a form of transfer in such form as the Company Board may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share the Company Board may accept the instrument signed only by the transferor.

Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year, which is referred to as the annual general meeting. However, the shareholders may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any shareholder may, on notice to the company not later than three months before the end of the year in question, require the holding of an annual general meeting, in which case an annual general meeting must be called. We intend to hold an annual general meeting in the year ending December 31, 2022.

Bermuda law provides that a special general meeting of shareholders may be called by the Company Board of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up share capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. The Company Bye-laws provide that the president or chairman or a majority of the Company Board may convene an annual general meeting or a special general meeting; provided, however, that for so long as our Principal Shareholders (as defined in the Shareholders Agreement dated as of March 30, 2021, among Paysafe Limited, Pi Jersey Topco Limited, Paysafe Group Holdings Limited and each of the shareholders party thereto (the “Shareholders Agreement”)) beneficially own, collectively, at least 30% of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time, special meetings of our shareholders shall also be called by the Company Board or the chairman of the Company Board at the request of a Principal Shareholder. Under the Company Bye-laws, at least five clear days’ notice (as defined in the Company Bye-laws) of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. The quorum required for a general meeting of shareholders generally is two or more persons present throughout the meeting and representing, in person or by proxy, a majority of the issued shares entitled to vote at such meeting; provided, however, that if the special general meeting was requisitioned by shareholders in accordance with the provisions of Bermuda law, the quorum required for such meeting is two or more persons present throughout the meeting and representing in person or by proxy of at least 75% of the issued shares entitled to vote at such meeting.

Access to Books and Records and Dissemination of Information

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the Company Charter, including its objects and powers, certain alterations to the Company Charter and a list of the directors of the company. The shareholders have the additional right to inspect the Company Bye-laws of a company, minutes of general meetings and a company’s audited financial statements, which must be presented to the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders and by members of the general public without charge. The register of shareholders is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of shareholders for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act 1981, as amended (the “Companies Act”), establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Certain Bermuda companies are required to maintain a register of their beneficial owners holding more than 25% of their shares, which is not open for inspection by the public. We will be exempted from this requirement for so long as our shares are listed on an appointed stock exchange, which includes the NYSE.

Election of Directors

The Company Bye-laws provide that the Company Board shall consist of eleven directors or such lesser or greater number as the Company Board, by resolution, may from time to time determine, provided that, at all times, there shall be no fewer than three directors. The Company Board currently consists of 11 directors.

The Company Bye-laws provide that, subject to the rights granted to one or more series of preference shares then outstanding or the rights granted under the Shareholders Agreement, any newly-created directorship on the Company Board that results from an increase in the number of directors and any vacancies on the Company Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the shareholders; provided, however, at any time our Principal Shareholders beneficially own, collectively, less than 30% of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time, any newly-created directorship on the Company Board that results from an increase in the number of directors and any vacancy occurring in the Company Board may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the shareholders).

Any shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by the Company Board must give notice of the intention to propose the person for election to the Company in accordance with the timetable set forth in the Company Bye-laws. In addition, the proposed nominee must be approved by the competent regulatory authorities with responsibility for regulating the business activities of the Company and group of companies to which it belongs. Where a director is to be elected at an annual general meeting, the shareholder notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary the notice must be given not later than 21 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a director is to be elected at a special general meeting the shareholder notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made. Such proposal must be made in accordance with the procedures set forth in the Company Bye-laws. These provisions will not apply to the parties to the Shareholders Agreement so long as the Shareholders Agreement remains in effect. These provisions will not apply to a requisition pursuant to the Companies Act.

Proceedings of Company Board

The Company Bye-laws provide that our business is to be managed and conducted by the Company Board. Bermuda law permits individual and corporate directors and there is no requirement in the Company Bye-laws or Bermuda law that directors hold any of our shares. There is also no requirement in the Company Bye-laws or Bermuda law that our directors must retire at a certain age.

The remuneration of our directors is determined by the Company Board and each such director, other than directors who are employees of the Company, shall be entitled to a fee at a rate determined by the Company Board. The directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

A director who has a direct or indirect interest in any contract or arrangement with us must disclose such interest as required by Bermuda law. Such an interested director may be counted in the quorum but is not entitled to vote on or participate in any discussion in respect of any such contract or arrangement in which he or she is interested.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may exempt or indemnify its directors, officers and auditors against any liability that by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

The Company Bye-laws provide that we shall indemnify and advance expenses to our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Company Bye-laws also provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We will purchase and maintain a directors’ and officers’ liability policy for such a purpose.

Amendment of Company Charter and Company Bye-laws

Bermuda law provides that the Company Charter may be amended by a resolution passed at a general meeting of shareholders. Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the company’s issued share capital or any class of shares have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the Company Charter adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the Company Charter must be made within twenty-one days after the date on which the resolution altering the Company Charter is passed and may be made on behalf of persons entitled to make the application by one or more of them. No application may be made by shareholders who voted in favor of the amendment.

Amendments to the Company Bye-laws will require the approval of the Company Board and the affirmative vote of a majority of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time. In addition, the Company Bye-laws provide that at any time when our Principal Shareholders collectively beneficially own, in the aggregate, less than 30% of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time, certain provisions in the Company Bye-laws, including the provisions providing for a classified board of directors (the election and term of our directors), may be amended, altered, repealed or rescinded only by the affirmative vote of at least 66 2/3% of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time. This provision makes it more difficult for any person to remove or amend any provisions in the Company Bye-laws that may have an anti-takeover effect.

Certain Corporate Anti-Takeover Provisions

Certain provisions in the Company Bye-laws may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the common shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board.

Common Shares

The authorized but unissued common shares will be available for future issuance by the Company Board on such terms as the Company Board may determine, subject to any resolutions of the shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued Company Common Shares could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger, amalgamation, scheme of arrangement or otherwise.

Preference Shares

We have authorized 2,000,000,000 of as yet undesignated shares in the Company, the rights and restrictions attaching to which are not defined by the Company Bye-laws. Pursuant to the Company Bye-laws, preference shares may be issued by the Company from time to time, and the Company Board is authorized (without any requirement for further shareholder action) to determine the rights, preferences, powers, qualifications, limitations and restrictions attaching to those shares (and any further undesignated shares which may be authorized by our shareholders).

Classified Board

The Company Bye-laws provide that, subject to the right of holders of any series of preference shares, the Company Board will be divided into three classes of directors, as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual meeting of shareholders. As a result, approximately one-third of the Company Board will be elected each year.

The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the Company Board. The Company Bye-laws provide that, subject to any rights of holders of preference shares to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Company Board.

Removal of Directors

In accordance with the terms of the Company Bye-laws, our directors may be removed only by resolution, with or without cause, upon the affirmative vote of a majority of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time; provided, however, at any time when our Principal Shareholders beneficially own, collectively, less than 30% of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time, directors may only be removed for cause, and only upon the affirmative vote of holders of at least 66 2/3% of the then issued and outstanding shares carrying the right to vote at general meetings at the relevant time.

Restriction on Shareholder Action by Written Consent

The Company Bye-laws provide that for so long as our Principal Shareholders beneficially own, collectively, at least 30% of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time, anything (except the removal of a director or an auditor) which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the shareholders may, without a meeting, be done by resolution in writing signed by, or on behalf of, such number of shareholders who, at the date that the notice of resolution is given, represent not less than the minimum number of votes as would be required if the resolution was voted on at a meeting of shareholders. If our Principal Shareholders cease to beneficially own, collectively, at least 30% of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time, all shareholder action may be taken only at an annual meeting or special general meeting of shareholders and may not be taken by written consent in lieu of a meeting. Failure to satisfy any of the requirements for a shareholder general meeting could delay, prevent or invalidate shareholder action.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

The Company Bye-laws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual general meeting of shareholders or special general meeting of shareholders must provide timely notice of their proposal. Generally, to be timely, a shareholder’s notice must be received with advance notice to the fullest extent permitted by law. The Company Bye-laws also specify requirements as to the form and content of a shareholder’s notice for shareholder proposals and nominations. These provisions may impede shareholders’ ability to bring matters before an annual or special general meeting of shareholders or make nominations for directors at a general meeting of shareholders.

Voting Requirements

Approval of certain significant corporate transactions, including amendments to the Company Bye-laws, will require the approval of the Company Board in addition to any other vote required by applicable law.

Amalgamations and Business Combinations

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the Company Board and by our shareholders. The Company Bye-laws provide that a majority in number of the Company Board present at a meeting where a quorum is present is required to approve the amalgamation or merger agreement. Additionally, the Company Bye-laws provide that a resolution passed by holders of a majority of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time is required to approve the amalgamation or merger agreement. The Company Bye-laws provide that a merger or an amalgamation that is a business combination with an interested shareholder must be approved as described below.

The Company Bye-laws contain provisions regarding “business combinations” with “interested shareholders.” Pursuant to the Company Bye-laws, in addition to any other approval that may be required by applicable law, we may not engage in certain “business combinations” with any “interested shareholder” for a three-year period following the time that the shareholder became an interested shareholder, unless:

•
prior to such time, the Company Board approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;
•
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our issued and outstanding voting shares at the time the transaction commenced, excluding certain shares; or
•
at or subsequent to that time, the business combination is approved by the Company Board and by the affirmative vote of holders of at least 66 2/3% of our issued and outstanding voting shares that are not owned by the interested shareholder.

Generally, a “business combination” includes a merger, amalgamation, asset or share sale, or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 10% or more of our issued and outstanding voting shares, but our Principal Shareholders and their affiliates and any of their respective direct or indirect transferees shall not constitute “interested shareholders” for purposes of this provision.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested shareholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with the Company Board because the shareholder approval requirement would be avoided if the Company Board approves either the business combination or the transaction that results in the shareholder becoming an interested shareholder. These provisions also may have the effect of preventing changes in the Company Board and may make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one (1) month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda within one (1) month of the transaction to appraise the fair value of those shares.

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the Company Charter or the Company Bye-laws. Furthermore, consideration would be given by a Bermuda court to allow a shareholder to commence such action where acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

The Company Bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer.

Capitalization of Profits and Reserves

Pursuant to the Company Bye-laws, the Company Board may (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro-rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Transfer Agent and Registrar

A register of holders of the Company Common Shares will be maintained by MQ Services Ltd. in Bermuda, and a branch register will be maintained in the United States by Continental Stock Transfer & Trust Company, who will serve as branch registrar and transfer agent.

Listing

Our Company Common Shares are listed on the NYSE under the symbol “PSFE.” Our warrants are listed on the NYSE under the symbol “PSFE.WS.”

Untraced Shareholders

The Company Bye-laws provide that the Company Board may forfeit any dividend or other monies payable in respect of any shares which remain unclaimed for six years from the date when such monies became due for payment. In addition, we are entitled to cease sending dividend warrants and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquires have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our Company Common Shares.

Under Bermuda law, “exempted” companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As an “exempted” company, we generally may not, without the express authorization of the Bermuda legislature or under a license or consent granted by the Minister of Finance, participate in certain business transactions in Bermuda, including: (i) the acquisition or holding of land in Bermuda (except that held by way of lease or tenancy agreement which is required for its business and held for a term not exceeding 50 years; or (ii) the carrying on of business with persons outside Bermuda.

The Bermuda Monetary Authority has, pursuant to its general permissions issued in its Notice to the Public of June 2015, given its consent for the issue and free transferability of all of our Company Common Shares to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the NYSE. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed herein. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

The Bermuda Economic Substance Act 2018 and associated regulations (the “Economic Substance Act”) require Bermuda companies carrying on certain relevant activities to comply with obligations related to their economic substance in Bermuda, including being managed and directed from Bermuda and undertaking certain core income generating activities in Bermuda. For entities which are resident for tax purposes in certain jurisdictions outside Bermuda, only limited compliance and filing obligations are relevant.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust.

Limitations on the Right to Own Securities

In addition to the limitations applicable to all businesses under applicable law, the right to own our securities is subject to limitations imposed due to the nature of the products and services that we offer, as summarized below. Any shareholder seeking to acquire 10% or more of our shares or the voting rights attached to our shares or acquiring the power to exercise, directly or indirectly, an equivalent degree of control in us should carefully consider the regulatory framework within which we operate and the formalities that must be complied with. See “Item 4. B. Business Overview—Payments Regulation” and “Item 3. D. Risk Factors—Regulatory, Legal and Tax Risks—Limitations imposed by the FCA and CBI on the right to own our securities may result in sanctions being imposed on our regulated subsidiaries and an acquirer of such securities in the event of noncompliance by such acquirer, and may reduce the value of our shares” in our most recent Annual Report on Form 20-F, which is incorporated by reference into this prospectus.

Several of the Company’s indirect subsidiaries are subject to regulatory supervision, including the requirement to obtain prior consent from the relevant regulator when a person holds, acquires or increases a qualifying holding in those entities.

As such, each person who, alone or together with others, holds, acquires or increases a qualifying holding/control in any of these regulated subsidiaries, directly or indirectly (including by way of investment in Paysafe), as a result of which certain thresholds are reached or passed, will require prior approval or a declaration of no objection from the relevant regulator (the FCA in the UK and the CBI in Ireland) prior to obtaining such qualifying holding/control. This requirement to obtain prior approval or a declaration of no objection for qualifying holdings/changes in control in the regulated subsidiaries implements the requirements relating to qualifying holdings in payment services providers as set out in PSD2.

A “qualifying holding” or “an acquisition of control” in UK terms is a direct or indirect holding of 10% or more of the issued share capital of any of the regulated subsidiaries, the ability to exercise directly or indirectly 10% or more of the voting rights in such regulated subsidiary, or the power to exercise, directly or indirectly, an equivalent degree of control in such regulated subsidiary.

Holders of such qualifying holdings or “controllers” in UK terms, will also be subject to certain additional notification requirements where the size of such holdings increase beyond or fall below certain thresholds, as required by Article 6 of PSD2 (as implemented in the UK and Ireland).

Local laws, regulations and guidelines, including the EU Joint Guidelines on the prudential assessment of acquisitions and increases of qualifying holdings in the financial sector (JC/GL/2016/01), shall be taken into account in assessing a qualifying holding/control (e.g., the voting rights of any other shareholders with whom a person is acting in concert are also relevant in determining a person’s voting rights).

Company Warrants

The Company Warrants represent the right to purchase one Company Common Share at a price of $11.50 per share. The Company Warrants became exercisable on August 21, 2021 and will expire on the fifth anniversary of Closing at 5:00 p.m. New York City time, or upon an earlier redemption. The Company Warrants are governed by the Warrant Agreement, as modified by a warrant assumption agreement that was entered into by the Company and Continental Stock Transfer & Trust Company, as warrant agent, in connection with the Closing.

Public Warrants

The following description applies to Public Warrants that became Company Warrants as a result of the Business Combination.

As set forth in the Warrant Agreement, the Public Warrants that were previously issued in the private placement (i) may be exercised for cash or on a “cashless basis,” (ii) shall not be redeemable by the Company pursuant to Section 6.1 of the Warrant Agreement and (iii) shall only be redeemable by the Company pursuant to Section 6.2 of the Warrant Agreement if the Reference Value (as defined in the Warrant Agreement) is less than $18.00 per share.

Once the Company Warrants become exercisable pursuant to the exercise period, the Company may call all such Company Warrants for redemption if, and only if, the reported last sale price of our Company Common Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day before the Company sends the notice of redemption to the holders of Company Warrants. In addition, the Company may only call such Company Warrants for redemption:

•
in whole and not in part;
•
at a price of $0.01 per warrant;
•
upon not less than 30 days’ prior written notice of redemption to each warrantholder.

Additionally, once the Company Warrants become exercisable, the Company may call all such Company Warrants for redemption at a price of $0.10 per warrant when the price per share of our Company Common Shares equals or exceeds $10.00 provided that (i) the Reference Value (as defined in the Warrant Agreement) equals or exceeds $10.00 per share (subject to adjustment) and (ii) if the Reference Value is less than $18.00 per share (subject to adjustment), the Private Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. After the Company has provided notice of redemption to the holders of Company Warrants, the holders of such Company Warrants may elect to exercise their Company Warrants on a “cashless basis” and receive a number of shares of Company Common Stock as set forth in the Warrant Agreement (a “Make-Whole Exercise”).

If and when the Company Warrants become redeemable, the Company may not exercise its redemption rights if the issuance of Company Common Shares upon exercise of the Company Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

A holder of a Company Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Company Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of our Company Common Shares outstanding immediately after giving effect to such exercise. By written notice to the Company, the holder of a Company Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

In the event of a consolidation, combination, reverse share split or reclassification of Company Common Shares or other similar event, then on the effective date of such event, the number of Company Common Shares issuable on exercise of each Company Warrant will be decreased in proportion to such decrease in issued and outstanding Company Common Shares.

In the case of any reclassification, reorganization, merger or consolidation of the issued and outstanding Company Common Shares, the holders of Company Warrants are entitled to purchase and receive the kind and amount of Company Common Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation.

The Company Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a “cashless basis,” if applicable), by certified check or bank draft payable to the order of the warrant agent, for the number of the Company Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Company Common Shares or any voting rights until they exercise their Company Warrants and receive Company Common Shares.

Private Warrants

The following description applies to Private Warrants that became Company Warrants as a result of the Business Combination.

On July 31, 2020, FTAC entered into a Forward Purchase Agreement with Cannae Holdings, a diversified holding company which is externally managed by Trasimene Capital, but is not an affiliate of FTAC or the Founder, in which Cannae Holdings agreed to purchase an aggregate of 5,000,000 redeemable private placement warrants to purchase one (1) share of FTAC’s Class A Common Stock at $11.50 per share, in a private placement which occurred concurrently with the closing of an initial business combination. Pursuant to the Warrant Agreement, Cannae Holdings and its permitted transferees may transfer, assign or sell their Private Warrants following the effectiveness of this registration statement. Except as otherwise provided in Section 6 of the Warrant Agreement, the terms of the Private Warrants mirror those of the Public Warrants.

LLC Units

In connection with the consummation of the Business Combination, the warrants held by the Founder were exchanged for shares of FTAC Class C Common Stock, and immediately thereafter the Founder transferred and contributed such shares of Class C Common Stock to the LLC in exchange for exchangeable units of the LLC (as provided for in the Sponsor Agreement). Such exchangeable units will be exchangeable into Company Common Shares or cash, as determined by the LLC, on the same terms as the Public Warrants, following the first anniversary of the Closing and expiring on the fifth anniversary of the Closing.

Comparison of Corporate Governance and Shareholder Rights

Paysafe is a Bermuda company. The Bermuda Companies Act, the Company Charter and the Company Bye-laws govern the rights of its shareholders. Bermuda law differs in some material respects from laws generally applicable to United States corporations and their stockholders. Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of a Delaware corporation and Paysafe according to applicable law and/or its organizational documents, as applicable. You also should review the Company Charter, the Company Bye-laws, as well as the Delaware General Corporation Law and the Bermuda Companies Act, to understand how these laws apply to Paysafe.

Provision	A Delaware Corporation	The Company (A Bermuda exempted limited company)
Applicable corporate law legislation	DGCL	Companies Act
Voting Rights

Except as otherwise provided by applicable law or in the certificate of incorporation or bylaws, the holders of common stock have the right to vote for the election of director and all other purposes.

Unless otherwise required by the DGCL, the certificate of incorporation or the bylaws, any question brought before any meeting of stockholders is decided by a majority of votes cast by holders of the stock represented and entitled to vote thereon.

Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different vote is required by Bermuda law or by the Company Bye-laws, resolutions to be approved by holders of voting shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Holders of common shares will vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors. The Company Charter and the Company Bye-laws do not authorize cumulative voting and directors are elected by plurality of votes.

Appraisal Rights	Under the DGCL, in certain situations, appraisal rights may be available in connection with a merger or a consolidation.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Provision	A Delaware Corporation	The Company (A Bermuda exempted limited company)
Stockholder Meeting Quorum

Quorum shall be present at a meeting of stockholders if the holder or holders of a majority of the shares entitled to vote are present in person, represented by duly authorized representative in the case of a corporation or other legal entity or represented by proxy.

For a general meeting convened by the Company Board, the quorum required for such meeting is at least two shareholders present in person or by proxy and entitled to vote representing the holders of a majority of the issued shares entitled to vote. At a general meeting convened other than by the Company Board, the quorum required for such meeting is two or more shareholders present in person or by proxy and entitled to vote representing the holders of at least 75% of the issued shares entitled to vote at such meeting.

Stockholder/Shareholder Consent to Action Without Meeting

Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of the stockholders (except stockholder approval of a transaction with an interested stockholder, which may be given only by vote at a meeting of the stockholders) may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholder.

Shareholders may act by written consent for so long as the Principal Shareholders beneficially own, collectively, at least 30% of the Company’s voting power, then action may be taken by a majority of votes that would be required to pass the resolution as if it had been voted on at a meeting of shareholders.

Provision	A Delaware Corporation	The Company (A Bermuda exempted limited company)
Inspection of Books and Records; Information Requests

All stockholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a stockholder.

Members of the general public have the right to inspect the Company’s public documents available at the office of the Registrar of Companies in Bermuda and the Company’s registered office in Bermuda, which will include the Company Charter (including its objects and powers) and certain alterations to the Company Charter and a list of the directors of the Company. The shareholders have the additional right to inspect the Company Bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders.

The register of shareholders of a company is also open to inspection by shareholders and members of the general public without charge. The register of shareholders is required to be open for inspection for not less than two (2) hours in any business day (subject to the ability of a company to close the register of shareholders for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Certain Bermuda companies are required to maintain a register of their beneficial owners holding more than 25% of their shares, which is not open for inspection by the public. The Company will be exempted from this requirement for so long as its shares are listed on an appointed stock exchange, which includes the NYSE.

Provision	A Delaware Corporation	The Company (A Bermuda exempted limited company)
Stockholder/Shareholder Lawsuits for violation of directors’ duties	A stockholder may bring a derivative suit for alleged violation of directors’ duties, subject to procedural requirements.

The Company Bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Company, against any of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. As such, shareholders may not have a direct cause of action against the directors.

Stockholders’/Shareholders’ Suits in General

Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action on behalf of a company to remedy a wrong to the Company where the act complained of is alleged to be beyond the corporate power of the Company or illegal, or would result in the violation of the Company Charter or the Company Bye-laws.

Furthermore, consideration would be given by a Bermuda court to allow derivative action rights in relation to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the Company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the Company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the Company.

Provision	A Delaware Corporation	The Company (A Bermuda exempted limited company)
Election and Removal of Directors; Vacancies

Under Delaware corporate law, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or by-laws. Directors chosen to fill vacancies generally hold office until the next election of directors. If, however, a corporation’s directors are divided into classes, a director chosen to fill a vacancy holds office until the next election of the class for which such director was chosen.

Except in the case of a corporation with a classified board (unless the certificate of incorporation provides otherwise) or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. The board may increase the size of the board and fill any vacancies.

The board shall consist of eleven (11) directors or such other number as determined by the Board, but no fewer than three (3) Directors. The appointment of Directors at a general meeting would be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

For so long as the Principal Shareholders beneficially own at least 30% of the Company’s voting securities, directors may be removed by a majority vote of shareholders present in person or by proxy, provided that certain procedures described in the Company Bye-laws are followed.

When the Principal Shareholders beneficially own less than 30% of the Company’s voting securities, Directors may only be removed for “cause” (as determined by the Board, in their sole discretion from time to time) and only upon the affirmative vote of at least 66 2/3 of the Company’s voting securities.

When the Principal Shareholders beneficially own, collectively, less than 30% of the Company’s voting securities, any newly-created directorships on the Board that results from an increase in the number of Directors and/or any vacancy occurring in the Board, may only be filled by resolution of the Board, or by the sole remaining Director (and not by the Shareholders in general meeting).

Classified or Staggered Boards	Classified boards are permitted and do prevent the removal of directors with immediate effect.	Classified board with staggered elections; three (3) classes of directors each elected for a term of three (3) years.

Provision	A Delaware Corporation	The Company (A Bermuda exempted limited company)
Indemnification of Directors and Officers

A corporation is generally permitted to indemnify its directors and officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may be made only for expenses (not judgments or amounts paid in settlement) and may not be made even for expenses if the officer, director or other person is adjudged liable to the corporation (unless otherwise determined by the court).

The directors and officers are indemnified out of the funds of the Company against all liabilities, losses, damages or expenses (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all legal and other costs and expenses properly payable) arising out of the actual or purported execution or discharge of his duties or the exercise or purported exercise of his powers or otherwise in relation to or in connection with his duties, powers or office (including but not limited to liabilities attaching to him and losses arising by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company or any subsidiary of the Company).

Limited Liability of Directors

The DGCL law permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.

Directors are liable to the Company in respect of any negligence, default or breach of duty on his own part in relation to the Company or any subsidiary of the Company, or for any loss or damage which may happen, in or arising out of the actual or purported execution or discharge of his duties or the exercise or purported exercise of his powers or otherwise in relation to or in connection with his duties, powers or office.

Provision	A Delaware Corporation	The Company (A Bermuda exempted limited company)
Special Vote Required for Combinations with Interested Stockholders/Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned more than 15% of the target’s outstanding voting stock within the past three years.

This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

A transaction entered into by the Company in which a director has an interest will not be voidable by the Company and such director will not be liable to the Company for any profit realized pursuant to such transaction as a result of such interest, provided the nature of the interest is disclosed at the first opportunity either at a meeting of directors or in writing to the directors. The Company Bye-laws provide that a majority in number of the Company Board present at a meeting where a quorum is present is required to approve the amalgamation or merger agreement and require directors to recuse themselves from any discussion or decision at a meeting involving another firm or company with which the director is affiliated or other matters with respect to which the director has a personal conflict

Provision	A Delaware Corporation	The Company (A Bermuda exempted limited company)
Approval of Certain Transactions

Under the DGCL, the consummation of a merger or consolidation requires the approval of the board of directors of the corporation which desires to merge or consolidate and requires that the agreement and plan of merger be adopted by the affirmative vote of a majority of the stock of the corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. However, no such approval and vote are required if such corporation is the surviving corporation and such corporation’s certificate of incorporation is not amended, the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after the effective date of the merger; and either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger. Under the DGCL, a sale or all or substantially all of a corporation’s assets requires the approval of such corporation’s board of directors and the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon.

Amalgamations and Mergers:

Any merger or amalgamation of the Company with another company shall require the approval of (i) the Board by a resolution passed with the approval of a majority of those Directors then in office and eligible to vote on that resolution and (ii) a Resolution passed by a majority of votes cast, in addition to any other sanction required by the Companies Acts in respect of any variation of the rights of any class of Shareholders.

If the Company has more than one class of shares at that time, the Companies Act provides that all of the Company shares carry the right to vote on the merger or amalgamation, whether or not they otherwise carry the right to vote, and that the holders of a class of shares have the right to vote separately as a class if the merger or amalgamation terms would result in a variation of their share class rights.

Takovers:

An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company: (a) by a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the Company and its shareholders. The scheme must be approved by a majority in number of shareholders present and voting, at a court ordered meeting held to consider the scheme of arrangement, and representing 75% in value of the issued and outstanding shares. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement;

Provision	A Delaware Corporation	The Company (A Bermuda exempted limited company)

(b) by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any non-tendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise; (c) Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the Company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares (in which case the appraised value is payable or the acquiring party may withdraw its notice to acquire the shares). This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired; or (d) by a merger or amalgamation transaction.

Provision	A Delaware Corporation	The Company (A Bermuda exempted limited company)
Stockholder/Shareholder Proposals	The DGCL does not include a provision restricting the manner in which nominations for directors may be made by stockholders or the manner in which business may be brought before a meeting.

Eligible shareholder(s) may, as set forth below and at their own expense (unless the Company otherwise resolves), require the Company to: (a) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholder(s) may properly move at the next annual general meeting; and/or (b) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in any proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders.

Provision	A Delaware Corporation	The Company (A Bermuda exempted limited company)
Amendment of Company Charter/Certificate of Incorporation

Delaware law requires that, unless a greater percentage is provided for in the certificate of incorporation, a majority of the outstanding stock entitled to vote is required to approve the amendment of the certificate of incorporation at the stockholders’ meeting.

Bermuda law provides that the Company Charter may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued and outstanding share capital or any class of shares have the right to apply to the Bermuda courts for an annulment of any amendment of the Company Charter adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the Company Charter must be made within 21 days after the date on which the resolution altering the Company Charter is passed and may be made on behalf of persons entitled to make the application by one or more of them. No application may be made by the shareholders voting in favor of the amendment.

Provision	A Delaware Corporation	The Company (A Bermuda exempted limited company)
Amendment of Bye-laws

Delaware law requires that, unless a greater percentage is provided for in the certificate of incorporation, a majority of the outstanding stock entitled to vote is required to approve the amendment of the bylaws at the stockholders’ meeting.

The Company Bye-laws may be amended, altered, repealed or rescinded by a resolution of the Board passed by a majority of the Directors then in office and eligible to vote on that resolution.

For so long as the Principal Shareholders beneficially own, collectively, at least 30% of the Company’s voting securities, a majority of shareholders can approve the amendment, alteration, repeal, rescission, revocation or amendment of the Company Bye-laws.

For such time that the Principal Shareholders own less than 30%, (A) a vote of 66 2/3% of shareholders is required to amend provisions relating to (i) the appointment of removal of Directors, (ii) indemnification of officers or (iii) business combinations and (B) a majority of shareholders is required to amend provisions related to all other matters.

Principal Shareholders

The following table sets forth information regarding the actual beneficial ownership of Company Common Shares as of April 14, 2022, for (i) each person who is known to be the beneficial owner of 5% or more of the outstanding Company Common Shares; (ii) each of our current executive officers and directors; and (iii) all of our current executive officers and directors, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, and includes shares underlying the Company Warrants and LLC Units that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all Company Common Shares beneficially owned by them. Except as otherwise indicated, the address for each shareholder listed below is c/o Paysafe Limited, 25 Canada Square, 27th Floor, London, United Kingdom E14 5LQ.

Name and Address of Beneficial Owner	Number of Company Common Shares	Percentage of Company Common Shares (1)
Company Officers, Directors and 5% Holders
Parties to our shareholders agreement as a group	389,709,731	51.9%
CVC (2)	155,996,061	21.5%
Blackstone (3)	123,726,349	17.1%
Cannae (4)	67,892,708	9.3%
FNF Holders (5)	50,000,000	6.9%
William P. Foley II (6)	37,236,793	5.0%
Philip McHugh	*	*
Izzy Dawood	*	*
Elliott Wiseman	*	*
Udo Mueller	*	*
Zak Cutler	*	*
Paulette Rowe	*	*
Afshin Yazdian	*	*
Roy Aston	*	*
Chirag Patel	*	*
Chi Eun Lee	*	*
Nick Walker	*	*
Richard Swales	*	*
Daniel Henson	*	*
Mark Brooker	*	*
Matthew Bryant	—	—
Anthony Jabbour	*	*
Dagmar Kollmann	*	*
Jonathan Murphy	—	—
James Murren	*	*
Eli Nagler	—	—
Peter Rutland	—	—
Hilary Stewart-Jones	*	*
All Company directors and executive officers as a group	*	*

* Less than 1%.

(1)
In calculating the percentages, (a) the numerator is calculated by adding the number of Company Common Shares held by such beneficial owners and the number of Company Common Shares issuable upon the exercise of Company Warrants or the exchange of LLC Units held by such beneficial owner (if any); and (b) the denominator is calculated by adding the aggregate number of Company Common Shares outstanding and the number of Company Common Shares issuable upon the exercise of Company Warrants or the exchange of LLC Units held by such beneficial owner, if any (but not the number of Company Common Shares issuable upon the exercise of Company Warrants or the exchange of LLC Units held by any other beneficial owner).
(2)
Based on the most recently available Schedule 13D filed with the SEC on January 3, 2022, as of December 31, 2021. The “CVC Investors” shall refer to Pi Holdings Jersey Limited and Pi Syndication LP. Reflects 97,898,890 Company Common Shares directly held by Pi Holdings Jersey Limited and 58,097,171 Company Common Shares directly held by Pi Syndication LP. The registered address for each CVC Investor is c/o Saltgate Limited, 27 Esplanade, St Helier, Jersey, JE1 1SG, United Kingdom.
(3)
Based on the most recently available Schedule 13D filed with the SEC on January 3, 2022, as of December 31, 2021. Reflects 100,835,306 Company Common Shares directly held by BCP Pi Aggregator (Cayman) L.P., 17,882,916 Company Common Shares directly held by Blackstone Pi Co-Invest (Cayman) L.P., 4,539,475 Company Common Shares directly held by BCP VII Co-Invest—Star (Cayman) L.P., and 468,652 Company Common Shares directly held by Blackstone Family Investment Partnership (Cayman) VII-ESC L.P. The “Blackstone Funds” shall refer to BCP Pi Aggregator (Cayman) L.P., Blackstone Pi Co-Invest (Cayman) L.P., BCP VII Co-Invest—Star (Cayman) L.P., and Blackstone Family Investment Partnership (Cayman) VII-ESC L.P. The general partner of BCP PI Aggregator (Cayman) L.P. is BCP VII Holdings Manager (Cayman) L.L.C. Blackstone Management Associates (Cayman) VII L.P. is the managing member of BCP VII Holdings Manager (Cayman) L.L.C. and the general partner of each of Blackstone Pi Co-Invest (Cayman) L.P. and BCP VII Co-Invest-Star (Cayman) L.P. The general partners of Blackstone Management Associates (Cayman) VII L.P. and Blackstone Family Investment Partnership (Cayman) VII-ESC L.P. are BCP VII GP L.L.C. and Blackstone LR Associates (Cayman)VII Ltd.., with BCP VII GP L.L.C. controlling Blackstone Management Associates (Cayman) VII L.P. with respect to all matters other than voting of securities of underlying portfolio companies, which power is held by the Class B shareholders of Blackstone LR Associates (Cayman) VII Ltd., who are certain senior personnel of Blackstone. Blackstone Holdings III L.P. is the sole member of BCP VII GP L.L.C. and the sole Class A shareholder of Blackstone LR Associates (Cayman)VII Ltd. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. Blackstone Inc. is the sole member of Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred common stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each (other than the Blackstone Funds to the extent of their direct holdings) disclaims beneficial ownership of such shares. The address of each of the entities listed in this footnote is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.
(4)
Based on the most recently available Schedule 13D filed with the SEC on January 3, 2022, as of December 31, 2021. “Cannae” shall refer to Cannae Holdings, Inc., a Delaware corporation (“CHI”); and Cannae Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of CHI (“CHL”). Reflects 64,758,641 Company Common Shares directly held by Cannae Holdings, LLC. The address of each of the entities listed in this footnote is 1701 Village Center Circle, Las Vegas, Nevada 89134.
(5)
Based on the most recently available Schedule 13G filed with the SEC on February 14, 2022, as of December 31, 2021. “Fidelity” shall refer to (i) Fidelity National Financial, Inc. (“FNF”), a Delaware corporation, (ii) Commonwealth Land Title Insurance Company (“CLTIC”), a Florida corporation, (iii) Fidelity National Title Insurance Company (“FNTIC”), a Florida corporation, (iv) Chicago Title Insurance Company (“CTIC”), a Florida corporation, and (v) Fidelity & Guaranty Life Insurance Company (“FGLIC”, and collectively with FNF, CLTIC, FNTIC and CTIC, the “FNF Investors”), an Iowa corporation. Reflects 18,000,000 Company Common Shares directly held by Chicago Title Insurance Company, 18,000,000 Company Common Shares directly held by Fidelity National Title Insurance Company, 9,000,000 Company Common Shares directly held by Commonwealth Land Title Insurance Company, and 5,000,000 Company Common Shares directly held by Fidelity & Guaranty Life Insurance Company. Each of the FNF Holders shares the power to vote and the power to dispose of the Company Common Shares held by it with FNF, and as such, FNF may be deemed to beneficially own the securities held by each of the FNF Investors. The address of FNF, CLTIC, FNTIC, and CTIC is 601 Riverside Ave, Jacksonville, Florida 32204. The address of FGLIC is 801 Grand Ave., Suite 2600, Des Moines, Iowa 50309.
(6)
Reflects 17,550,775 Common Shares issuable upon the exchange of 17,550,775 LLC Units directly held by Trasimene Capital Management, LLC, a limited partner of Trasimene Capital FT, LP II, 286,293 Company Common Shares and 208,938 Common Shares issuable upon the exchange of 208,938 LLC Units, each directly held by Trasimene Capital FT, LLC II, the general partner of Trasimene Capital FT, LP II, and 19,190,787 Company Common Shares directly held by William P. Foley II. William P. Foley, II is the Senior Managing Director and Managing Member of Trasimene Capital Management, LLC and sole member of Trasimene Capital FT, LLC II, and therefore may be deemed to beneficially own the Company Common Shares described in this footnote, and ultimately exercises voting and dispositive power over such shares held by Trasimene Capital FT, LLC II. Mr. Foley disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. Does not reflect an aggregate of 4,857,820 shares that were distributed by Trasimene Capital Management, LLC to its members in April 2022 and which are no longer deemed to be beneficially owned by Mr. Foley following such distribution. The address of William Foley, II and each entity listed in this footnote is 1701 Village Center Circle, Las Vegas, Nevada 89134.

As of April 14, 2022, we had 55 holders of record with an address in the United States.

Selling Securityholders

This prospectus relates, in part, to the offer and sale from time to time by the selling securityholders named in this prospectus, including their donees, pledgees, transferees or their successors, of up to: (i) 484,157,985 Company Common Shares (which includes up to 5,000,000 Company Common Shares issuable upon the exercise of the Private Warrants and up to 20,893,780 Company Common Shares that may be issued upon exercise of the exchange privilege attached to certain LLC Units) and (ii) 5,000,000 Company Warrants.

The securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights that have been granted to the selling securityholders in respect of the securities described above. For more information about our relationships with the selling securityholders and their affiliates, see the information discussed under the heading “Related Party Transactions” in our most recent Annual Report on Form 20-F, which is incorporated by reference into this prospectus.

The following table sets forth information as of April 14, 2022, with respect to the selling securityholders and the securities beneficially owned by the selling securityholders that may from time to time be offered or sold pursuant to this prospectus. For purposes of this table, we have assumed that the selling securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. Beneficial ownership is determined in accordance with the rules of the SEC. Information concerning the selling securityholders may change from time to time, and any changed information will be set forth in supplements to this prospectus or amendments to the registration statement to which this prospectus relates if and when necessary. The selling securityholders may offer all, some or none of their Company Common Shares and Company Warrants. We cannot advise you as to whether the selling securityholders will in fact sell any or all of such securities. In addition, the selling securityholders may have sold or transferred, in transactions pursuant to this prospectus or otherwise, some or all of their shares since the date as of which the information is presented in the table below. Information concerning the selling securityholders may change from time to time and any such changed information will, if required, be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, as may be appropriate. See “Plan of Distribution.”

Except as otherwise indicated in the footnotes to the table below, the address of each selling securityholder is 25 Canada Square, 27th Floor, London, United Kingdom E14 5LQ. As of April 14, 2022, there were 725,130,721 Company Common Shares outstanding and 53,900,725 Company Warrants outstanding.

	Company Common Shares					Company Warrants
	Before Offering			After Offering		Before Offering			After Offering
Name of Selling Securityholder	Number	Percent of Company Common Shares Outstanding(1)	Shares That May be Offered for Resale	Number	Percent of Company Common Shares Outstanding	Number	Percent of Company Warrants Outstanding (2)	Warrants That May be Offered for Resale	Number	Percent of Company Warrants Outstanding
CVC Investors(3)	155,996,061	21.5%	155,996,061	—	—	—	—	—	—	—
Blackstone Investors(4)	123,726,349	17.1%	123,726,349	—	—	—	—	—	—	—
Alliance Bernstein Investors(5)	2,409,679	*	2,409,679	—	—	—	—	—	—	—
Chatham(6)	7,229,145	*	7,229,145	—	—	—	—	—	—	—
Francisco Partners Investors(7)	20,646,512	2.9%	20,646,512	—	—	—	—	—	—	—
Cannae LLC(8)	67,892,708	9.3%	62,178,461	—	—	5,000,000	9.3%	5,000,000	—	—
FNF Holders(9)	50,000,000	6.9%	50,000,000	—	—	—	—	—	—	—
Adage Capital Partners(10)	1,000,000	*	1,000,000	—	—	—	—	—	—	—
Chanan Elituv(11)	633,333	*	633,333	—	—	—	—	—	—	—
Elliott Aintabi(12)	266,667	*	266,667	—	—	—	—	—	—	—
Fiducie Familiale Comeau Brossard(13)	5,333	*	5,333	—	—	—	—	—	—	—
Gabriel Bitton(14)	128,000	*	128,000	—	—	—	—	—	—	—
Manulife Dividend Income Fund(16)	2,385,362	*	2,385,362	—	—	—	—	—	—	—
Manulife Dividend Income Private Pool Fund(16)	567,732	*	567,732	—	—	—	—	—	—	—
Manulife US Dividend Income Fund(16)	286,823	*	286,823	—	—	—	—	—	—	—
Manulife US Dollar US Dividend Income Pooled Fund(16)	774	*	774	—	—	—	—	—	—	—
Manulife US Monthly High Income Fund(16)	706,484	*	706,484	—	—	—	—	—	—	—
MIM Dividend Income Segregated Fund(16)	52,825	*	52,825	—	—	—	—	—	—	—
Minorca Industries Limited(17)	133,333	*	133,333	—	—	—	—	—	—	—
William P. Foley, II(18)	37,236,793	5.0%	37,236,793	—	—	—	—	—	—	—
Philip McHugh(19)	1,687,303	*	1,687,303	—	—	—	—	—	—	—
Joel Leonoff(20)	3,944,661	*	3,944,661	—	—	—	—	—	—	—
Pi Employee Benefit Trust(21)	984,596	*	984,596	—	—	—	—	—	—	—
Pi Employee Benefit Trust on Behalf of Certain Company Employees(21)(22)	4,007,837	*	4,007,837	—	—	—	—	—	—	—
Pi Shareholder Benefit Trust(23)	344,662	*	344,662	—	—	—	—	—	—	—
David Ducommun(24)	820,659	*	820,659	—	—	—	—	—	—	—
Ryan Caswell(24)	547,106	*	547,106	—	—	—	—	—	—	—
Bryan Coy(24)	547,106	*	547,106	—	—	—	—	—	—	—
Brad Ridgeway(24)	273,553	*	273,553	—	—	—	—	—	—	—
All Other Selling Securityholders(25)	5,410,836	*	5,410,836	—	—	—	—	—	—	—
Total	489,872,232		484,157,985			5,000,000		5,000,000

* Less than 1%.

(1)
The percentages reflect the percentage of the existing equity capital. In calculating the percentages, (a) the numerator is calculated by adding the number of Company Common Shares that are being registered for resale and held by such beneficial owners, the number of Company Common Shares issuable upon the exercise of Company Warrants that are being registered for resale in this registration statement and are held by such beneficial owner (if any) and the number of Company Common Shares held upon the exchange of all LLC Units held by such beneficial owner (if any); and (b) the denominator is calculated by adding the aggregate number of Company Common Shares currently outstanding, the number of Company Common Shares issuable upon the exercise of Company Warrants that are being registered for resale in this registration statement and are held by such beneficial owner, if any (but not the number of Company Common Shares issuable upon the exercise of Company Warrants held by any other beneficial owner), and the number of Company Common Shares held upon the exchange of all LLC Units held by such beneficial owner, if any (but not the number of Company Common Shares held upon the exchange of any LLC Units held by any other beneficial owner).
(2)
In calculating the percentages, (a) the numerator is calculated by adding the number of Company Warrants that are being registered for resale in this registration statement and are held by such beneficial owner (if any); and (b) the denominator is calculated by adding the aggregate number of Company Warrants outstanding.
(3)
Reflects 97,898,890 Company Common Shares directly held by Pi Holdings Jersey Limited and 58,097,171 Company Common Shares directly held by Pi Syndication LP. The address for each CVC Investor is c/o Saltgate Limited, 27 Esplanade, St Helier, Jersey, JE1 1SG, United Kingdom.
(4)
Reflects 100,835,306 Company Common Shares directly held by BCP Pi Aggregator (Cayman) L.P., 17,882,916 Company Common Shares directly held by Blackstone Pi Co-Invest (Cayman) L.P., 4,539,475 Company Common Shares directly held by BCP VII Co-Invest—Star (Cayman) L.P., and 468,652 Company Common Shares directly held by Blackstone Family Investment Partnership (Cayman) VII-ESC L.P. The general partner of BCP PI Aggregator (Cayman) L.P. is BCP VII Holdings Manager (Cayman) L.L.C. Blackstone Management Associates (Cayman) VII L.P. is the managing member of BCP VII Holdings Manager (Cayman) L.L.C. and the general partner of each of Blackstone Pi Co-Invest (Cayman) L.P. and BCP VII Co-Invest-Star (Cayman) L.P. The general partners of Blackstone Management Associates (Cayman) VII L.P. and Blackstone Family Investment Partnership (Cayman) VII-ESC L.P. are BCP VII GP L.L.C. and Blackstone LR Associates (Cayman) VII Ltd. Blackstone Holdings III L.P. is the sole member of BCP VII GP L.L.C. and the controlling shareholder of Blackstone LR Associates (Cayman) VII Ltd. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. Blackstone Inc. is the sole member of Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Investors directly or indirectly controlled by it or him, but each (other than the Blackstone Investors to the extent of their direct holdings) disclaims beneficial ownership of such shares. The address of each of the entities listed in this footnote is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.
(5)
Reflects 100,908 Company Common Shares directly held by AB Bond Fund Inc. – AB Income Fund, 1,617,484 Company Common Shares directly held by AB FCP I – Global High Yield Portfolio, 128,508 Company Common Shares directly held by AB Global High Income Fund Inc. and 562,779 Company Common Shares directly held by AB High Income Fund Inc. The address for each Alliance Bernstein Investor is 1345 Avenue of the Americas, New York, NY 10105-0302.
(6)
Reflects 7,229,145 Company Common Shares directly held by Chatham Holdings II, LLC. The address for Chatham Holdings II, LLC is c/o Chatham Asset Management, LLC, 26 Main Street, Suite 204, Chatham, NJ 07928.
(7)
(Reflects 13,753,054 Company Common Shares directly held by Francisco Partners IV, L.P. and 6,893,458 Company Common Shares directly held by Francisco Partners IV-A. The address for each Francisco Partners Investor is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(8)
Reflects 5,714,247 Company Common Shares acquired in open market purchase, 54,044,394 Company Common Shares, 3,134,067 Company Common Shares issuable upon the exchange of 3,134,067 LLC Units, and 5,000,000 Company Common Shares issuable upon the exercise of the 5,000,000 Company Warrants directly held by Cannae Holdings, LLC. Mr. William P. Foley, II has served as the Chairman of Cannae Holdings, Inc. since July 2017. Mr. Foley previously served as the Founder and Chairman of Foley Trasimene Acquisition Corp. II, which is now a wholly owned subsidiary of Paysafe Limited. Mr. Foley previously served as the Chairman of Paysafe Limited. Cannae Holdings, Inc. controls Cannae Holdings, LLC. The address for Cannae Holdings, LLC is 1701 Village Center Circle, Las Vegas, NV 89134.
(9)
Reflects 18,000,000 Company Common Shares directly held by Chicago Title Insurance Company, 18,000,000 Company Common Shares directly held by Fidelity National Title Insurance Company, 9,000,000 Company Common Shares directly held by Commonwealth Land Title Insurance Company, 2,500,000 Company Common Shares directly held by Fidelity & Guaranty Life Insurance Company and 2,500,000 Company Common Shares directly held by F&G Cayman Re FWH Account, each a wholly owned subsidiary of FNF (collectively, the “FNF Holders”). Each of the FNF Holders shares the power to vote and the power to dispose of the Company Common Shares held by it with FNF, and as such, FNF may be deemed to beneficially own the securities held by each of the FNF Investors. The address for FNF, Chicago Title Insurance Company, Fidelity National Title Insurance Company and Commonwealth Land Title Insurance Company is 601 Riverside Ave., Jacksonville, FL 32204. The address for

Fidelity & Guaranty Life Insurance Company and F&G Cayman Re FWH Account is 801 Grand Ave., Suite 2600, Des Moines, IA 50309.
(10)
The securities to which this filing relates are held directly by Adage Capital Partners, L.P., a Delaware limited partnership (the “Fund”). Adage Capital Partners GP, L.L.C., a Delaware limited liability company (“ACPGP”), serves as the general partner of the Fund and as such has discretion over the portfolio securities beneficially owned by the Fund. Adage Capital Advisors, L.L.C., a Delaware limited liability company (“ACA”), is the managing member of ACPGP and directs ACPGP’s operations. Robert Atchinson and Phillip Gross are the managing members of ACPGP and ACA and general partners of the Fund. The address for Adage Capital Parnters L.P. is 200 Clarendon St., 52nd Floor, Boston, MA 02116.
(11)
Chanan Elituv directly holds these shares. The address for Chanan Elituv is St. Rita Apartments, Floor 1, Triq Frangisku Pisani, Mosta, Malta.
(12)
Elliott Aintabi directly holds these shares. The address for Elliott Aintabi is 7 Avenue Princesse Grace, Houston Palace, Bloc B, 3rd Floor, 98000 Monaco.
(13)
Sylvain Brossard and Jean Lalumiére are the trustees of Fiducie Familiale Comeau Brossard. The address for Fiducie Familiale Comeau Brossard is 54 place d’Avignon, Candiac, Quebec, Canada J5R 5R4.
(14)
Gabriel Bitton directly holds these shares. The address for Gabriel Bitton is 400 Sauvé West, Montréal, QC, H3L 1Z8.
(15)
Ian Osborne directly controls Hedosophia Public Investments Limited. The address for Hedosophia Public Investments Limited is P.O. Box 255, Trafalgar Court, Les Banquest, St. Peter Port, Guernsey, GY1 3QL.
(16)
Manulife Investment Management Limited controls Manulife Dividend Income Fund, Manulife Dividend Income Private Pool Fund, Manulife US Dividend Income Fund, Manulife US Dollar US Dividend Income Pooled Fund, Manulife US Monthly High Income Fund and MIM Dividend Income Segregated Fund (the “Funds”). The address for each of the Funds is 200 Bloor Street East, Toronto, Ontario, Canada M4W 1E5.
(17)
Gilbert Bitton directly controls Minorca Industries Limited. The address for Minorca Industries Limited is 10101 Collins no. 15F, Bal Harbour, FL 33156.
(18)
Reflects 17,550,775 Company Common Shares issuable upon the exchange of 17,550,775 LLC Units directly held by Trasimene Capital Management, LLC, a limited partner of Trasimene Capital FT, LP II, 286,293 Company Common Shares and 208,938 Company Common Shares issuable upon the exchange of 208,938 LLC Units, each directly held by Trasimene Capital FT, LLC II, the general partner of Trasimene Capital FT, LP II, and 19,190,787 Company Common Shares directly held by William P. Foley II. William P. Foley, II is the Senior Managing Director and Managing Member of Trasimene Capital Management, LLC and sole member of Trasimene Capital FT, LLC II, and therefore may be deemed to beneficially own the 286,293 Company Common Shares and 17,759,713 LLC Units, and ultimately exercises voting and dispositive power over, such shares held by Trasimene Capital Management, LLC and Trasimene Capital FT, LLC II. Mr. Foley disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address of Trasimene Capital Management, LLC and Trasimene Capital FT, LLC II is 1701 Village Center Circle, Las Vegas, NV 89134.
(19)
Philip McHugh is a director and named executive officer of Paysafe Limited.
(20)
Joel Leonoff was the former Chief Executive Officer and a former director of the Company within the last three years.
(21)
The Company controls Pi Employee Benefit Trust. The address for Pi Employee Benefits Trust is 27 Esplanade, St. Helier, JE1 1SG, Jersey.
(22)
The Pi Employee Benefit Trust also holds 4,011,057 Company Common Shares on behalf of a group of certain employees of the Company.
(23)
The Company controls Pi Shareholder Benefit Trust. The address for Pi Shareholder Benefit Trust is 27 Esplanade, St. Helier, JE1 1SG, Jersey.
(24)
Reflects Company Common Shares received in an in-kind distribution from Trasimene Capital Management, LLC
(25)
Represents selling securityholders other than those named in the table that in the aggregate beneficially own less than 1% of our Company Common Shares. This group includes Stuart Harvey who was the former Chairman of the Board of Directors of the Company within the last three years.

Taxation

Material U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax considerations to U.S. holders (as defined below) relating to the ownership and disposition of Company Common Shares and Company Warrants (collectively, the “Company Securities”). This discussion only applies to holders of Company Securities that hold their Company Securities as capital assets for U.S. federal income tax purposes and does not describe all of the tax consequences that may be relevant to holders of Company Securities in light of their particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, such as:

•	banks, thrifts, mutual funds and other financial institutions or financial services entities;

•	insurance companies;

•	tax-exempt organizations, pension funds or governmental organizations;

•	regulated investment companies and real estate investment trusts;

•	U.S. expatriates and former citizens or former long-term residents of the United States;

•	persons that acquired securities pursuant to an exercise of employee share options, in connection with employee incentive plans or otherwise as compensation;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Company Securities;

•	brokers or dealers in securities or foreign currency;

•	individual retirement and other deferred accounts;

•	persons holding their Company Securities as part of a “straddle,” hedge, conversion, constructive sale or other risk reducing transactions;

•	persons who purchase or sell their shares as part of a wash sale for tax purposes;

•	grantor trusts;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

•	holders that are “controlled foreign corporations” or “passive foreign investment companies,” referred to as “PFICs,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax;

•	a person required to accelerate the recognition of any item of gross income with respect to Company Securities as a result of such income being recognized on an applicable financial statement;

•	U.S. holders actually or constructively owning 5% or more of the Company Common Shares; or

•	a person who owns or is deemed to own 10% or more (by vote or value) of the Company Common Shares.

This discussion does not consider the tax treatment of entities that are partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold our securities through such entities. If a partnership or other pass-through entity for U.S. federal income tax purposes is the beneficial owner of Company Securities, the U.S.

federal income tax treatment of partners of the partnership will generally depend on the status of the partners and the activities of the partner and the partnership.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. This discussion does not take into account potential, suggested or proposed changes in such tax laws which may impact the discussion below and does not address any aspect of State, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. Each of the foregoing is subject to change, potentially with retroactive effect. Holders of Company Securities are urged to consult their tax advisors with respect to the application of U.S. federal tax laws to their particular situation, as well as any tax consequences arising under the laws of any State, local or non-U.S. jurisdiction.

For purpose of this discussion, a “U.S. holder” is a beneficial owner of Company Securities who or that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

ALL HOLDERS OF COMPANY SECURITIES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF COMPANY SECURITIES TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Passive Foreign Investment Company Rules

Certain adverse U.S. federal income tax consequences could apply to a U.S. holder if Paysafe is treated as a PFIC for any taxable year during which the U.S. holder holds Company Securities. A non-U.S. corporation, such as Paysafe, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For purposes of the PFIC income test and asset test described above, if Paysafe owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, Paysafe will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.

Paysafe is not currently expected to be treated as a PFIC for U.S. federal income tax purposes for this taxable year or for foreseeable future taxable years. This conclusion is a factual determination, however, that must be made annually at the close of each taxable year and, thus, is subject to change. There can be no assurance that Paysafe will not be treated as a PFIC for any taxable year.

If Paysafe were to be treated as a PFIC, U.S. holders holding Company Securities could be subject to certain adverse U.S. federal income tax consequences with respect to gain realized on a taxable disposition of such Company Securities (or shares of any Paysafe subsidiaries that are PFICs) and certain distributions received on such Company Securites (or shares of any Paysafe subsidiaries that are PFICs). Certain elections (including a mark-to-market election) may be available to U.S. holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. holders should consult their tax advisors regarding the application of the PFIC rules to their investment in Company Securities.

Taxation of Distributions

A U.S. holder generally will be required to include in gross income the amount of any cash distribution paid on the Company Common Shares treated as a dividend. A cash distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Paysafe’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by Paysafe will be taxable to a corporate U.S. holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. holder’s basis in such holder’s shares (but not below zero), and any excess will be treated as gain from the sale or exchange of such shares as described below under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Company Common Shares and Company Warrants.” It is not expected that Paysafe will determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. holders should expect that a distribution will generally be treated as a dividend.

Any dividends received by a U.S. holder (including any withheld taxes) will be includible in such U.S. holder’s gross income as ordinary income on the day actually or constructively received by such U.S. holder. Such dividends received by a non-corporate U.S. holder will not be eligible for the dividends received deduction allowed to corporations under the Code. With respect to non-corporate U.S. holders, certain dividends, referred to as “qualified dividend income,” received from a “qualified foreign corporation” may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that the U.S. Treasury Department determines to be satisfactory for these purposes and that includes an exchange of information provision. A foreign corporation is also treated as a “qualified foreign corporation” with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that Company Common Shares, which are listed on the NYSE, will be readily tradable on an established securities market in the United States. There can be no assurance, however, that Company Common Shares will be considered readily tradable on an established securities market in later years or that Paysafe will be eligible for the benefits of such a treaty. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of Paysafe’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

Non-corporate U.S. holders will not be eligible for reduced rates of taxation on any dividends received from Paysafe if it is a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year (see “—Passive Foreign Investment Company Rules” above).

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Company Common Shares and Company Warrants

Upon a sale or other taxable disposition of Company Securities and subject to the PFIC rules discussed above, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Company Securities.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Company Securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Company Securities so disposed of.

Exercise or Lapse of a Company Warrant

Except as discussed below with respect to the cashless exercise of a Company Warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of a Company Common Share on the exercise of a Company Warrant for cash. A U.S. holder’s tax basis in a Company Common Share received upon exercise of the Company Warrant generally will be an amount equal to the sum of the U.S. holder’s tax basis in the Company Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a Company Common Share received upon exercise of the Company Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Company Warrant and will not include the period during which the U.S. holder held the Company Warrant. If a Company Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in such Company Warrant.

The tax consequences of a cashless exercise of a Company Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the Company Common Shares received would equal the holder’s basis in the Company Warrants exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the Company Common Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Company Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Company Common Shares would include the holding period of the Company Warrants exercised therefor. It is also possible that a cashless exercise of a Company Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised Company Warrants treated as converted to pay the exercise price of the Company Warrants (the “converted Company Warrants”). The U.S. holder would recognize capital gain or loss with respect to the converted Company Warrants in an amount generally equal to the difference between (i) the fair market value of the Company Common Shares that would have been received with respect to the converted Company Warrants in a regular exercise of the Company Warrants and (ii) the sum of the U.S. holder’s tax basis in the converted Company Warrants and the aggregate cash exercise price of such Warrants (if they had been exercised in a regular exercise). In this case, a U.S. holder’s tax basis in the Company Common Shares received would equal the U.S. holder’s tax basis in the Company Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the converted Company Warrants. A U.S. holder’s holding period for the Company Common Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the Company Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of Company Warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Company Warrants.

Possible Constructive Distributions

The terms of each Company Warrant provide for an adjustment to the number of Company Common Shares for which the Company Warrant may be exercised or to the exercise price of the Company Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. holder of a Company Warrant would, however, be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases the holder’s proportionate interest in the Company’s assets or earnings and profits (e.g., through an increase in the number of Company Common Shares that would be obtained upon exercise of such Company Warrant) as a result of a distribution of cash to the holders of the Company Common Shares which is taxable to the U.S. holders of such shares as described under “—Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such Company Warrant received a cash distribution from the Company equal to the fair market value of such increased interest.

FATCA Reporting

Under FATCA, a 30% U.S. federal withholding tax may apply to payments of U.S.-source dividends paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return containing the required information (which may entail significant administrative burden). Holders are urged to consult their tax advisors regarding the application of FATCA to a redemption of Company Common Shares.

Reporting and Backup Withholding

Dividend payments with respect to the Company Common Shares and proceeds from the sale, exchange or redemption of the Company Securities may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Individuals and certain domestic entities that are U.S. holders will be required to report information with respect to such U.S. holder’s investment in “specified foreign financial assets” on IRS Form 8938, subject to certain exceptions. An interest in Paysafe constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties. U.S. holders are urged to consult with their tax advisors regarding the foreign financial asset reporting obligations and their application to Company’s securities.

THE FOREGOING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF COMPANY SECURITIES WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH HOLDER OF COMPANY SECURITIES. HOLDERS OF COMPANY SECURITIES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Certain United Kingdom Tax Considerations

The following statements are of a general nature and do not purport to be a complete analysis of all potential United Kingdom (“UK”) tax consequences of acquiring, holding, and disposing of Company Common Shares and Company Warrants (collectively, the “Company Securities”). They are based on current UK tax law (including rates of tax) and on the current published practice of Her Majesty’s Revenue and Customs (“HMRC”) (which may not be binding on HMRC), as of the date hereof, all of which are subject to change, possibly with retrospective effect. They are intended to address only certain UK tax consequences for holders of Company Securities who are not tax resident in the UK, who are the absolute beneficial owners of their Company Securities (and any dividends paid on them) and who hold their Company Securities as investments (other than in an individual savings account or a self- invested personal pension). They do not address the UK tax consequences which may be relevant to certain classes of holders of Company Securities such as traders, brokers, dealers, banks, financial institutions, insurance companies, investment companies, collective investment schemes, tax-exempt organizations, trustees, persons connected with Paysafe or any member of a group of which Paysafe forms part, persons holding their Company Securities as part of hedging or conversion transactions, shareholders who have (or are deemed to have) acquired their Company Securities by virtue of an office or employment, and shareholders who are or have been officers or employees of Paysafe or a company forming part of a group of which Paysafe forms part. The statements do not apply to any shareholder who directly or indirectly holds or controls 10% or more of Paysafe’s share capital (or class thereof), voting power or profits.

The following is intended only as a general guide and is not intended to be, nor should it be considered to be, legal or tax advice to any particular prospective subscriber for, or purchaser of, Company Securities.

Accordingly, prospective subscribers for, or purchasers of, Company Securities who are in any doubt as to their tax position regarding the acquisition, ownership or disposition of Company Securities or who are tax resident in the UK should consult their own tax advisers.

The Company

It is the intention that the affairs of Paysafe will be conducted so that the central management and control of Paysafe is exercised in the UK and, as a result, that it will be treated as a resident in the UK for UK tax purposes.

Taxation of dividends paid on Company Common Shares

Withholding tax

Paysafe will not be required to withhold UK tax at source when paying dividends.

Income tax

An individual holder of Company Common Shares who is not resident for tax purposes in the UK should not be chargeable to UK income tax on dividends received from Paysafe, unless he or she carries on (whether solely or in partnership) any trade, profession, or vocation in the UK through a branch or agency in the UK to which their Company Common Shares are attributable. There are certain exceptions for trading in the UK through independent agents, such as some brokers and investment managers.

Corporation tax

Corporate holders of Company Common Shares who are not resident for tax purposes in the UK but who are carrying on a trade in the UK through a permanent establishment in the UK in connection with which Company Common Shares are used or held, should not be subject to UK corporation tax on any dividend received from Paysafe so long as the dividends qualify for exemption and certain conditions are met (including anti-avoidance conditions). Corporate holders of Company Common Shares who are not resident in the UK and who are not carrying on a trade in the UK through a permanent establishment in the UK in connection with which Company Common Shares are used or held or acquired will not generally be subject to UK corporation tax on dividends.

A holder of Company Common Shares who is resident outside the UK may be subject to non-UK taxation on dividend income under local law.

Taxation of Disposal of Company Securities

Holders of Company Securities who are not resident in the UK and, in the case of an individual shareholder, not temporarily non-resident, should not be liable for UK tax on capital gains realized on a sale or other disposal of Company Securities unless such Company Securities are used, held or acquired for the purposes of a trade, profession or vocation carried on in the UK through a branch or agency in the UK or, in the case of a corporate holder of Company Securities used, held, or acquired for the purposes of a trade carried on in the UK through a permanent establishment in the UK. Holders of Company Securities who are not resident in the UK may be subject to non-UK taxation on any gain under local law.

Generally, an individual holder of Company Securities who has ceased to be resident in the UK for UK tax purposes for a period of five years or less and who disposes of Company Securities during that period may be liable on their return to the UK to UK taxation on any capital gain realized (subject to any available exemption or relief).

UK Stamp Duty (“stamp duty”) and UK Stamp Duty Reserve Tax (“SDRT”)

The statements in this section are intended as a general guide to the current position relating to UK stamp duty and SDRT and apply to any holders of Company Securities irrespective of their place of tax residence.

No stamp duty or SDRT will be payable on the issue of Company Common Shares (including the issue of Company Common Shares upon exercise of the Company Warrants).

Stamp duty will technically be payable on any instrument of transfer of Company Securities that is executed in the UK or that relates to any property situated, or to any matter or thing done or to be done, in the UK and the stamp duty position for any transfer will therefore depend on the circumstances of transfer.. An exemption from stamp duty is available on an instrument transferring Company Securities where the amount or value of the consideration is £1,000 or less and it is certified on the instrument that the transaction effected by the instrument does not form part of a larger transaction or series of transactions in respect of which the aggregate amount or value of the consideration exceeds £1,000. Holders of Company Securities should be aware that, even where an instrument of transfer is technically subject to stamp duty, stamp duty is not required to be paid unless it is necessary to rely on the instrument for legal purposes, for example to register a change of ownership or in litigation in a UK court. As a practical matter, so long as the register of holders of Company Securities is maintained outside the UK, generally, a purchaser of the Company Securities may not have to pay stamp duty.

Paysafe currently does not intend that any register of holders of the Company Securities will be maintained in the UK and it does not intend that the Company Securities will be paired with any shares issued by a UK incorporated company. Whilst this remains the case, any agreement to transfer Company Securities will not be subject to SDRT.

Plan of Distribution

We are registering the issuance by us of up to 48,900,725 Company Common Shares that may be issued upon the exercise of 48,900,725 Public Warrants. We are also registering the resale by the selling securityholders named in this prospectus, including their donees, pledgees, transferees or their successors, of: (i) 484,157,985 Company Common Shares (which includes up to 5,000,000 Company Common Shares issuable upon the exercise of the Private Warrants and up to 20,893,780 Company Common Shares that may be issued upon exercise of the exchange privilege attached to certain LLC Units) and (ii) 5,000,000 Company Warrants.

We will not receive any of the proceeds from the sale of the Company Common Shares by the selling securityholders, except with respect to amounts received by the Company upon exercise of the Company Warrants to the extent such Company Warrants are exercised for cash. However, the Company will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus. The net proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each selling securityholders reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus.

Subject to the limitations set forth in any applicable registration rights agreement, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•
block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•
an over-the-counter distribution in accordance with the rules of NYSE;

•
through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•
through one or more underwritten offerings on a firm commitment or best efforts basis;
•
settlement of short sales entered into after the date of this prospectus;
•
agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;
•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•
directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•
through loans or pledges of the shares, including to a broker-dealer or an affiliate thereof;
•
by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our Company Common Shares;
•
through a combination of any of the above methods of sale; or
•
any other method permitted pursuant to applicable law.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the selling securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•
the specific securities to be offered and sold;
•
the names of the selling securityholders;
•
the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
•
settlement of short sales entered into after the date of this prospectus;
•
the names of any participating agents, broker-dealers or underwriters; and
•
any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

The selling securityholders may engage brokers and dealers and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals or as agents of a selling securityholder. Broker-dealers may agree with a selling securityholder to sell a specified number of the shares at a stipulated price per security. If the broker-dealer is unable to sell shares acting as agent for a selling securityholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price, at prices determined at the time of sale or at prices otherwise negotiated. Broker-dealers may use block transactions and sales to and through broker-dealers.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Company Common Shares and Company Warrants are listed on the NYSE under the symbols “PSFE” and “PSFE.WS,” respectively.

The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholders or borrowed from any selling securityholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any broker-dealer or agent regarding the sale of the securities by the selling securityholders. Upon our notification by a selling securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the selling securityholders and any underwriters, broker-dealers or agents who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the selling securityholders, may have banking, lending or other relationships with us or may perform services for us or the selling securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the selling securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any agent or broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the selling securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

A holder of Company Warrants may exercise its Company Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Company Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Company Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

Service of Process and Enforcement of Civil Liabilities Under U.S. Securities Laws

We are organized as an exempted company pursuant to the laws of Bermuda. In addition, a number of our directors and executive officers are not residents of the United States, and a substantial portion of our assets and their assets are or may be located in jurisdictions outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon those persons or us or to recover against them or us on judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws.

We have been advised that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be automatically enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to Bermuda public policy. We have been advised that an action brought pursuant to a U.S. public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

Legal Matters

The validity of the Company Common Shares and certain matters related to the assumption of the Company Warrants by the Company has been passed on by Wakefield Quin Limited, Bermuda counsel to the Company. The validity of the Company Warrants under New York law will be passed on by Simpson Thacher & Bartlett LLP, New York counsel to the Company. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds advised by affiliates of CVC and Blackstone Inc.

Experts

The financial statements of Paysafe Limited as of December 31, 2021, and the retrospective adjustments to the financial statements as of and for the years ended December 31, 2020 and 2019, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Pi Jersey Holdco 1.5 Limited (predecessor of Paysafe Limited) as of December 31, 2020, and for each of the two years ended in the period ended December 31, 2020 (before the effects of the retrospective adjustments to the financial statements)(not separately presented herein), incorporated by reference in this prospectus have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report incorporated by reference into this prospectus. The retrospective adjustments to the financial statements as of and for the years ended December 31, 2020 and 2019 have been audited by Deloitte & Touche, LLP. Such financial statements are incorporated by reference in reliance upon the respective reports of Deloitte LLP and Deloitte & Touche LLP given their authority as experts in accounting and auditing

Where You Can Find More Information

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at www.paysafe.com. Through our website, we will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

533,058,710 COMMON SHARES
5,000,000 WARRANTS

PROSPECTUS

April 22, 2022